UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 2, 2026

ARDENT HEALTH, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-42180	61-1764793
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

340 Seven Springs Way, Suite 100, Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

(615) 296-3000

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	ARDT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 2, 2026 (the “Effective Date”), the Board of Directors (the “Board”) of Ardent Health, Inc. (the “Company”) appointed Dave Caspers, who previously served as the Company’s Chief Operating Officer, as the Company’s President and Chief Executive Officer and as a member of the Board. Mr. Caspers succeeds Martin J. Bonick, who separated from the Company and stepped down from the Board effective as of the Effective Date.

Mr. Caspers, age 55, has served as the Company’s Chief Operating Officer since March 31, 2025. Prior to joining the Company, Mr. Caspers served as chief stores officer at Leslie’s, Inc. (“Leslie’s”), a leading direct-to-consumer pool and spa care brand, from October 2023 to March 2025. Prior to that, Mr. Caspers served as the senior vice president of retail operations at Leslie’s from May 2023 to October 2023. Prior to joining Leslie’s, Mr. Caspers served as the vice president, omni channel retail healthcare operations for Walmart Inc., a multinational retailer, from August 2022 to May 2023, where he was responsible for the execution and results for Walmart Health, including overseeing large-scale healthcare systems and omnichannel care delivery, including responsibility for in-store clinics and virtual health services. From August 2015 through August 2022, Mr. Caspers held various roles for Banner Health, a large non-profit health system, including vice president healthcare operations, vice president special project BUMD, and vice president patient experience. Prior to that, Mr. Caspers held various positions for Target Corporation, including leading retail healthcare operations.

There are no arrangements or understandings between Mr. Caspers and any other persons pursuant to which Mr. Caspers was appointed as a director and President and Chief Executive Officer of the Company. There are also no family relationships between Mr. Caspers and any director or executive officer of the Company, and he has no direct or indirect interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Caspers Employment Agreement

In connection with his appointment as President and Chief Executive Officer, Mr. Caspers entered into an employment agreement with AHS Management Company, Inc., a wholly-owned subsidiary of the Company (the “Employer,” and such agreement, the “Caspers Employment Agreement”). The Caspers Employment Agreement supersedes Mr. Caspers’ offer letter and provides for an initial employment term ending on May 31, 2029, with automatic one-year term renewals unless either party gives timely written notice of non-renewal. Under the terms of the agreement, Mr. Caspers’ annual base salary is set at $900,000, which base salary may be increased to such other amount as approved by the Board from time to time. Under the terms of the agreement, Mr. Caspers is eligible to participate in the Employer’s annual bonus program with a target annual bonus opportunity of 105% of the base salary payable to Mr. Caspers during 2026. Mr. Caspers is also eligible to participate in and receive annual grants of equity-based compensation under the Ardent Health Partners, Inc. 2024 Omnibus Incentive Award Plan (the “2024 Plan”). In addition, pursuant to the terms of the agreement, Mr. Caspers is eligible to participate in any fringe benefit and employee benefit programs available to other similarly situated senior officers of the Employer.

Mr. Caspers is eligible to receive severance benefits pursuant to the Caspers Employment Agreement in the event of his termination of employment under certain circumstances. In the event of a termination of Mr. Caspers’s employment by Mr. Caspers for “Good Reason” or by the Employer without “Cause” (and not due to death or “Disability”) (each as defined in the Caspers Employment Agreement), Mr. Caspers is entitled to the following severance benefits: (i) a series of cash payments equal in the aggregate to two times the sum of (a) his annual salary rate in effect immediately prior to the termination date (or, if a greater amount, immediately prior to the occurrence of a Good Reason event) and (b) his target bonus in effect immediately prior to the termination date (or, if a greater amount, immediately prior to the occurrence of a Good Reason event); and (ii) reimbursement of the costs of continued health, dental and/or vision coverage for up to 18 months. Any outstanding equity awards will be treated in accordance with the applicable plan and award agreements. A termination without Cause for these purposes includes non-renewal of the Caspers Employment Agreement by the Employer.

During the period beginning six months prior to a Change in Control and ending 18 months following a Change in Control, in the event of a termination of Mr. Caspers’ employment by Mr. Caspers for Good Reason or by the Employer for any reason (other than for Cause or due to Disability), Mr. Caspers is entitled to the following severance benefits: (i) a cash payment equal to three times the sum of (a) the annual salary rate in effect immediately prior to the termination date (or, if a greater amount, immediately prior to the occurrence of a Good Reason event) and (b) the target bonus in effect immediately prior to the termination date (or, if a greater amount, immediately prior to the occurrence of a Good Reason event); and (ii) reimbursement of the costs of continued health, dental and/or vision coverage for up to 18 months. Any outstanding equity awards will be treated in accordance with the applicable plan and award agreements.

The cash severance payments will be paid in equal installments over the 24-month period (or, in the case of a Change in Control in a lump sum within three business days) following Mr. Caspers’ delivery and non-revocation of a separation and release that has become effective and irrevocable on or before the 60th day following the termination date, subject to acceleration in the event the executive dies post-termination.

In addition to any other required payments, in the event Mr. Caspers’ employment is terminated as a result of a Disability, he is entitled to continued base salary payments during the six-month period following his termination of employment.

Mr. Caspers is bound by a perpetual confidentiality restriction, as well as post-employment non-competition and employee non-solicitation restrictions. The post-employment non-competition and non-solicitation restricted period is the 24-month period following Mr. Caspers’ termination of employment.

Caspers Equity Grants

Also on the Effective Date, in connection with the effectiveness of the Caspers Employment Agreement, Mr. Caspers received the following grants of equity-based compensation under the 2024 Plan (the “Caspers Equity Grants”):

i.

A special one-time grant of time-based restricted stock units (“RSUs”) having an aggregate grant date fair value equal to $1,050,000, which are eligible to vest in three substantially equal amounts, with one-third vesting on the first anniversary of the grant date and one-third vesting on each of the next two anniversaries of such initial vesting date, subject, in general, to Mr. Caspers remaining in the Company’s employ through the applicable vesting date (the “Service Condition”); and

ii.

A special one-time grant of performance-based RSUs (“PRSUs”) having a target grant date fair value equal to $1,950,000, which (A) are subject to (x) a performance period that consists of the 2026 calendar year, and (y) a vesting period that ends on April 1, 2029, subject to, in general, Mr. Caspers’ satisfaction of the Service Condition, and (B) are eligible to vest (x) based on the Company’s adjusted EBITDAR and net revenue performance during the performance period, with payout opportunities ranging from 0% to 200% of target, and (y) as such payout opportunities are modified (upwards or downwards by up to 25%) depending on the Company’s relative total shareholder return performance over the three-year period beginning with the 2026 calendar year and ending at the conclusion of the 2028 calendar year; provided, that the achievement level for the PRSUs will be no less than one-third of the target amount.

The Caspers Equity Grants supplement the annual grants of RSUs and PRSUs that were previously provided to Mr. Caspers in April 2026 and are otherwise based on the standard forms of award agreements that applied to such annual grants.

The foregoing description of the Caspers Employment Agreement is qualified in its entirety by reference to the Caspers Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In connection with Mr. Bonick’s departure from the Company, the Company intends to disclose the material terms of any finalized separation agreement and related arrangements in an amendment to this Current Report on Form 8-K or a subsequent Current Report on Form 8-K.

Item 7.01.	Regulation FD Disclosure.

On June 2, 2026, the Company issued a press release in connection with the foregoing leadership transition. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished with this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in any such filing, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Exhibit Description

10.1	Employment Agreement, effective as of June 2, 2026, by and between AHS Management Company, Inc. and Dave Caspers

99.1	Press release issued on June 2, 2026

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 2, 2026	ARDENT HEALTH, INC.

	By:	/s/ Stephen C. Petrovich
	Name:	Stephen C. Petrovich
	Title:	Executive Vice President & General Counsel